SCHEDULE 14A


                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


[X]  Filed by Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                               STEVEN MADDEN, LTD.
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                (Name of Registrant as Specified in its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

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

                               STEVEN MADDEN, LTD.
                              52-16 BARNETT AVENUE
                           LONG ISLAND CITY, NY 11104

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 2005

                    ----------------------------------------

To the Stockholders of Steven Madden, Ltd.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held on May 27, 2005, at the Company's showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below.

     1. To elect nine (9) directors to the Board of Directors of the Company to serve until the next annual meeting of the Company's stockholders or until their successors are duly elected and qualified;

     2. To ratify the appointment of Eisner LLP as the Company's independent auditors for the fiscal year ending December 31, 2005;

     3. To approve the issuance of an aggregate of 100,000 shares of our common stock, $.0001 par value, to certain of our executive officers pursuant to their employment agreements; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 52-16 Barnett Avenue, Long Island City, NY 11104, by contacting the Secretary of the Company.


                               BY ORDER OF THE BOARD OF DIRECTORS



April 27, 2005                 /s/ JAMIESON A. KARSON
                               -------------------------------------------------
                               Jamieson A. Karson
                               Chairman of the Board and Chief Executive Officer

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK 10005.

                               STEVEN MADDEN, LTD.
                              52-16 Barnett Avenue
                           Long Island City, NY 11104

                                 PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of common stock of Steven Madden, Ltd., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the 2005 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York on Friday, May 27, 2005 at 10:00 a.m, Eastern Daylight Time, and at any adjournments thereof. These proxy materials are being sent on or about April 27, 2005 to holders of record of common stock, $.0001 par value (the "Common Stock"), of the Company at the close of business on April 15, 2005 (the "Record Date"). The Company's Annual Report for the fiscal year ended December 31, 2004, including audited financial statements, is being sent to stockholders together with these proxy materials.

     The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect nine (9) directors to the Board of Directors of the Company to serve until the next annual meeting of the Company's stockholders or until their successors are duly elected and qualified, (ii) to ratify the appointment of Eisner LLP as the Company's independent auditors for the fiscal year ending December 31, 2005, (iii) to approve the issuance of an aggregate of 100,000 shares of our Common Stock to certain of our executive officers pursuant to their employment agreements, and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company's Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of the Common Stock of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

     The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, NY 11104 and its telephone number is (718) 446-1800.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     As of the Record Date, there were outstanding 13,241,617 shares of Common Stock (excluding treasury shares) held by approximately 72 holders of record and 2,502 beneficial owners. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. Each nominee to be elected as a director named in Proposal 1 must receive a plurality of the votes cast by the holders of Common Stock present in person or represented by proxy at the Annual Meeting with respect to such proposal. The ratification of the appointment of Eisner LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 described in Proposal 2 and the approval of the issuance of an aggregate of 100,000 shares of our Common Stock to certain of our executive officers pursuant to their employment agreements described in Proposal 3 must be approved by the affirmative vote of the holders of a majority of the total votes cast on such proposals in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at the meeting. An abstention from a vote with respect to Proposal 1 will have no effect. An abstention from a vote with respect to Proposal 2 or Proposal 3 will have the same practical effect as a vote against such proposal. Broker "non-votes" are not deemed to be "votes cast." As a result, broker "non-votes" are not included in the tabulation of the voting result on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations and as such will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for a matter by reducing the total number of shares from which a majority is calculated. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1 and 2. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters.

     The expense of preparing, printing and mailing this Proxy Statement, the exhibits hereto and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges. The Company has entered into an agreement with The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies and provide related advice and informational support. The total expense of this engagement, including customary disbursements, is not expected to exceed $20,000 in the aggregate.

     Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing, or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy shall be revoked.

     ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

     None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder's shares.

                                  PROPOSAL ONE

         TO ELECT NINE DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING
             OF THE COMPANY'S STOCKHOLDERS OR UNTIL THEIR SUCCESSORS
                         ARE DULY ELECTED AND QUALIFIED

     Under the Amended and Restated By-Laws of the Company (the "By-Laws"), the Board of Directors of the Company is required to be comprised of a minimum of one (1) director. Subject to the foregoing limitation, the number of directors may be fixed from time to time by action of the directors. The Company's board presently consists of eight (8) directors whose terms expire at the Annual Meeting. Walter Yetnikoff will stand for election for the first time at the Annual Meeting.(1)

     The Nominating/Corporate Governance Committee of the Board and the Board have nominated and are recommending the election of each of the nine (9) nominees set forth below to serve as a director of the Company until the next annual meeting of the Company's stockholders or until his successor is duly elected and qualified. The names and biographical summaries of the nine (9) persons who have been nominated by the Nominating/Corporate Governance Committee of the Board and the Board to stand for election at the Annual Meeting have been provided below for your information. Proxies will be voted for the election of the nine (9) nominees listed below as directors of the Company unless otherwise specified on the proxy. A plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed proxy. Abstentions shall be counted separately and shall be used for purposes of calculating whether a quorum is present at the meeting.

Biographical Summaries of Nominees for the Board of Directors

     Jamieson A. Karson has been the Chief Executive Officer of the Company and Chairman of the Board of Directors since July 22, 2004 and was the Chief Executive Officer of the Company and Vice Chairman of the Board of Directors of the Company since July 1, 2001. Mr. Karson has been a director of the Company since January 2, 2001. Prior to joining the Company as Chief Executive Officer, Mr. Karson practiced law for over 17 years. He was a partner in the New York City law firm of Tannenbaum Helpern Syracuse & Hirshtritt LLP from January 1, 1997 through June 30, 2001, where he served on the firm's three person Finance Committee. He was a partner at the law firm of Karson McCormick from February 1992 through December 31, 1996. Prior to that, Mr. Karson was an associate attorney at the law firm of Shea & Gould.

     Jeffrey Birnbaum has been a director of the Company since June 2003. Mr. Birnbaum has been the Product Development Manager of Dolphin Shoe Company since August 1982.

     Marc S. Cooper has been a director of the Company since July 2001. Mr. Cooper has served as a Managing Director of Peter J. Solomon Company in its Mergers and Acquisitions Department since May 1999. Previously, Mr. Cooper worked at Barington Capital Group from March 1992 to May 1999, where he was a founding member and Vice Chairman overseeing its investment banking operations. Currently, Mr. Cooper serves as a director of Maxcor Financial Group Inc. and North Atlantic Trading Company, Inc.

     Harold Kahn has been a director of the Company since December 2004. Mr. Kahn currently heads HDK Associates, a consulting company that advises financial and investment groups. Mr. Kahn also serves as an independent consultant for Judith Leiber LLC. Mr. Kahn served as the Chief Executive Officer of Macy's East from January 1994 through March 2004. Currently, Mr. Kahn also serves as a director of The Wet Seal, Inc. and House of Brussels Chocolate Inc.


-------------------------------
(1) Under the terms of the Settlement Agreement dated February 2, 2005 between the Company and the Barington Group and related entities, the Company agreed to seek, in its sole discretion, at least one additional independent candidate to stand for election to the Board of Directors. Mr. Yetnikoff has been nominated by the Company's Board of Directors upon the recommendation of the Nominating/Corporate Governance Committee and has no association, and has never had any association with, the Barington Group.

     John L. Madden has been a director of the Company since the Company's inception. Since April 1998, Mr. Madden has owned and managed a branch office of Tradeway Securities Group, Inc. in Florida. From May 1996 through December 1996, Mr. Madden formed JLM Consultants, Inc. which acted as a branch office of Merit Capital, Inc. for several broker-dealers. John Madden and JLM Consultants, Inc. are party to a consulting agreement with the Company, as further described under "Certain Relationships and Related Transactions." From May 1994 to May 1996, Mr. Madden served as Vice President of Investments for GKN Securities, Inc. From August 1993 to April 1994, Mr. Madden was employed by Biltmore Securities, Inc. as Managing Director and registered sales representative. Mr. Madden is the brother of Steven Madden, the Company's former Chief Executive Officer.

     Peter Migliorini has been a director of the Company since October 1996. Mr. Migliorini has served as Sales Manager for Greschlers, Inc., a supply company located in Brooklyn, New York since 1994. From 1987 to 1994 Mr. Migliorini served as Director of Operations for Mackroyce Group. Mr. Migliorini has previously served in a number of capacities, ranging from Assistant Buyer to Chief Planner/Coordinator for several shoe companies including Meldisco Shoes, Perry Shoes, and Fasco Shoes.

     Thomas H. Schwartz has been a director of the Company since May 2004. Mr. Schwartz has been a managing director of Helmsley-Spear, Inc. since 1984, where he was also a salesman since 1973. As managing director, among other things, Mr. Schwartz is responsible for the leasing and sales brokerage of real estate, management of real estate leasing and supervising managers of properties.

     Awadhesh Sinha has been a director of the Company since October 2002. Mr. Sinha has served as Chief Operating Officer and Chief Financial Officer of WEAR ME Apparel Inc., a company that designs, manufactures and markets branded and non-branded children's clothing, since 2003. Prior to that, Mr. Sinha worked for Salant Corporation, a company that designs, manufactures and markets men's clothing, for 22 years, and held the position of Chief Operating Officer and Chief Financial Officer of Salant Corporation from 1998 to 2003.

     Walter Yetnikoff is a new nominee for director. Mr. Yetnikoff has served as Chief Executive Officer of Commotion Records, a company he co-founded, since 2003. From 2001 through 2003 Mr. Yetnikoff was self employed as a researcher and writer. Mr. Yetnikoff served as president of CBS Records from 1975 to 1990 and served on the Board of Directors of CBS, Inc. from 1975 through 1988.

Recommendation of the Board of Directors

     The Nominating/Corporate Governance Committee of the Board and the Board unanimously recommend a vote FOR the election of Messrs. Jamieson A. Karson, Jeffrey Birnbaum, Marc Cooper, Harold Kahn, John L. Madden, Peter Migliorini, Thomas H. Schwartz, Awadhesh Sinha and Walter Yetnikoff. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

Director Independence

     The Board of Directors is currently comprised of eight (8) members. Walter Yetnikoff has been nominated to stand for election for the first time at the Annual Meeting. The Board has determined that the following director nominees are "independent" for purposes of The Nasdaq National Market listing standards:
Messrs. Cooper, Kahn, Migliorini, Schwartz, Sinha and Yetnikoff. If the nine (9) nominees set forth above are elected, the Board will be comprised of a majority of independent directors. The Board has adopted a policy whereby the independent directors have regularly-scheduled executive sessions at least twice a year. On February 28, 2005, the Board appointed Peter Migliorini to serve as Presiding Director of the executive sessions.

Directors' Attendance at Annual Meetings

     The Company encourages all of its directors to attend annual meetings of the Company's stockholders. Four directors attended the Company's 2004 annual meeting of stockholders.

Communications with Directors

     The Company has adopted a procedure by which stockholders may send communications as defined within Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, NY 11104. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the whole Board of Directors.

Director Compensation

     Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or any of its Committees. In 2004, each non-employee director received the following compensation: (i) a grant of options to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant and (ii) fifty thousand dollars ($50,000) in immediately available funds. Members of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee each received an additional five thousand dollars ($5,000) for service on such committees, except that Awadhesh Sinha received twenty-five thousand dollars ($25,000) for serving as chairperson of the Audit Committee and Peter Migliorini received seven thousand five hundred dollars ($7,500) for serving as chairperson of the Compensation Committee. In addition, non-employee directors are reimbursed by the Company for all expenses related to attending meetings.

Meetings and Committees of the Board of Directors

     The Board of Directors met six times during the fiscal year ended December 31, 2004. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, Real Estate Committee and Cash Investment Committee. In addition, the Company has an Ad Hoc Committee made up of certain board members and executive officers which meets to discuss general issues regarding the business and strategic growth of the Company.

Audit Committee

     During the year ended December 31, 2004, the Audit Committee of the Board of Directors consisted of directors Awadhesh Sinha (chairman), Thomas Schwartz and Peter Migliorini. The Audit Committee is comprised of directors who are "independent" for purposes of The Nasdaq National Market listing standards and who meet the independence requirements contained in Exchange Act Rule 10A-3(b)(1). The Board has determined that Awadhesh Sinha meets the SEC criteria of an "audit committee financial expert." The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions. During 2004, the Audit Committee met ten times.

     The Audit Committee is responsible for reviewing and helping to ensure the integrity of the Company's financial statements. Among other matters, the Audit Committee, with management and independent and internal auditors, reviews the adequacy of the Company's internal accounting controls that could significantly affect the Company's financial statements. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company's independent accountants. In addition, the Audit Committee also functions as the Company's Qualified Legal Compliance Committee (the "QLCC"). The purpose of the QLCC is to receive, retain and investigate reports made directly, or otherwise made known, of evidence of material violations of any United States federal or state law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents, and if the QLCC believes appropriate, to recommend courses of action to the Company.

     The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company's independent public accountants and with appropriate Company financial personnel. Meetings are held with the independent public accountants who have unrestricted access to the Audit Committee. In addition, the Audit Committee reviews the Company's financing plans and reports recommendations to the full Board of Directors for approval and to authorize action. The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform. A copy of the Audit Committee Charter is attached as Annex A to the Company's 2004 Proxy Statement and is available on the Company's website.

     Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

     The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.


                             AUDIT COMMITTEE REPORT

     The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2004 and met with both management and Eisner LLP, the Company's independent public accountants, to discuss such audited financial statements. Management and the Company's independent public accountants have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has received from and discussed with Eisner LLP the written disclosure and the letter regarding the independence of Eisner LLP as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with Eisner LLP any matters required to be discussed by Statement on Auditing Standards No. 61. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.


                                 AUDIT COMMITTEE

                                 Thomas Schwartz
                                Peter Migliorini
                            Awadhesh Sinha, Chairman

Nominating/Corporate Governance Committee

     In April 2004 the Board of Directors created a Nominating/Corporate Governance Committee and appointed Peter Migliorini and Awadhesh Sinha as the initial members of such committee. The Nominating/Corporate Governance Committee is comprised of directors who are "independent" for purposes of The Nasdaq National Market listing standards. The Nominating/Corporate Governance Committee considers and makes recommendations to the Board of Directors with respect to the size and composition of the Board of Directors and identifies potential candidates to serve as directors. The Nominating/Corporate Governance Committee identifies candidates to the Board of Directors by introductions from management, members of the Board of Directors, employees or other sources and stockholders that satisfy the Company's policy regarding stockholder recommended candidates. The Nominating/Corporate Governance Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. A copy of the Nominating/Corporate Governance Committee Charter is attached as Annex B to the Company's 2004 Proxy Statement and is available on the Company's website.

     Stockholders wishing to submit recommendations for the 2005 Annual Meeting should write to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, NY 11104. Any such stockholder must (x) comply with the director nomination provisions of the Company's By-Laws, (y) meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and (z) submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors.

     In considering Board of Directors candidates, the Nominating/Corporate Governance Committee takes into consideration the Company's Board Candidate Guidelines, attached as Annex C to the Company's 2004 Proxy Statement and available on the Company's website, the Company's policy regarding stockholder recommended director candidates, as set forth above, and all other factors that they deem appropriate, including, but not limited to, the individual's character, education, experience, knowledge and skills. In addition, the Nominating/Corporate Governance Committee develops and recommends corporate governance principles for the Company; makes recommendations to the Board of Directors in support of such principles; takes a leadership role in the shaping of the corporate governance of the Company; and oversees the evaluation of the Board of Directors and management.

     During 2004, the Nominating/Corporate Governance Committee met three times.

Compensation Committee

     The Compensation Committee of the Board of Directors for the year ended December 31, 2004 consisted of directors Peter Migliorini (chairman) and Thomas Schwartz. The Compensation Committee is comprised of directors who are "independent" for purposes of The Nasdaq National Market listing standards. The Compensation Committee is primarily responsible for approving salaries, bonuses and other compensation for the Company's Chief Executive Officer and named executive officers, reviewing management recommendations relating to new incentive compensation plans and changes to existing incentive compensation plans, and administering the Company's stock plans, including granting options and setting the terms thereof pursuant to such plans (all subject to approval by the Board of Directors). During 2004, the Compensation Committee met four times.

Real Estate Committee

     The Real Estate Committee of the Company for the year ended December 31, 2004 consisted of Jamieson A. Karson and Arvind Dharia. The Real Estate Committee is primarily responsible for overseeing real estate transactions for the Company. In light of the Company's aggressive retail store expansion plan, the Real Estate Committee was formed to consider proposed real estate transactions for approval.

Cash Investment Committee

     In February 2004 the Board of Directors created a Cash Investment Committee and appointed Jamieson A. Karson, John Madden and Marc Cooper as the initial members of such committee. The Cash Investment Committee is primarily responsible for setting the Company's policy with respect to cash investments. During 2004, the Cash Investment Committee met three times.

Ad Hoc Committee

     For the year ended December 31, 2004 the Ad Hoc Committee consisted of Jamieson A. Karson, John Madden, Richard Olicker, Arvind Dharia and Robert Schmertz. The Ad Hoc Committee meets to discuss general issues regarding the business and strategic growth of the Company. The Ad Hoc Committee met five times in 2004.

Code of Business Conduct and Ethics

     All of the Company's employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Company's Code of Business Conduct and Ethics (the "Code"). The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Code covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Code without fear of retaliation. Waiver of any provision of the Code for executive officers and directors may only be granted by the Board of Directors or one of its committees and any such waiver or modification of the Code relating to such individuals will be disclosed by the Company. A copy of the Code is attached as Annex D to the Company's 2004 Proxy Statement, is available on the Company's website and may also be obtained by any stockholder without charge upon request by writing to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, NY 11104.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, file with the Securities and Exchange Commission ("SEC") reports of initial ownership of the Company's common stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Steven Madden failed to timely file one Form 4 relating to the exercise of stock options that were previously granted to him.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2004 with respect to the Company's Common Stock that may be issued under its existing equity compensation plans: The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans.

                                                                                             Number of securities
                                      Number of securities                                  remaining available for
                                       to be issued upon      Weighted-average exercise      future issuance under
                                          exercise of           price of outstanding       equity compensation plans
                                      outstanding options,      options, warrants and        (excluding securities
           Plan category              warrants and rights              rights              reflected in column (a))
-----------------------------------   ---------------------   -------------------------   --------------------------
Equity compensation plans
approved by security holders
Equity Stock Option Plans (1)                  2,113,000                       $14.78                      255,100


Equity compensation plans not
approved by security holders
Non-Qualified Options (2)                        400,000                       $ 1.75                            0
Other (3)                                        240,000                          N/A                            0


Total                                          2,753,000                       $12.71                      255,100

------------------

     1) Consists of the 1993 Incentive Stock Option Plan, the 1995 Stock Plan, the 1996 Stock Plan and the 1999 Stock Plan, as amended.

     2) In March 1995, the Company issued options to purchase 1,000,000 shares of its Common Stock to a company wholly owned by Steven Madden, the Company's former Chief Executive Officer. The options were subsequently transferred to Steven Madden. The options, which are fully exercisable, had an exercise price of $1.75 and an exercise period of 10 years. As of the Record Date, all of these options have been exercised. Unearned compensation was recorded in the amount of $575,000 which represented the difference between the exercise price and the fair value of the stock on the date of grant and was classified as a component of stockholders equity. The unamortized portion was charged to operations in 1997 in connection with Steven Madden's then-existing amended employment agreement.

     3) (a) In 2002 and 2003 the Company entered into agreements with eight employees and one independent contractor which agreements provide that, if such individuals continue to be employed by, or in the case of the independent contractor, provide services to, the Company through specified future dates (ranging from January 1, 2004 through March 31, 2007), they each will be entitled to receive shares of the Company's Common Stock in amounts ranging from 20,000 shares to 50,000 shares. Such shares were registered by the Company on Form S-8 in August 2004.

          (b) In April 2002 the Company entered into an agreement with Robert Schmertz which provides that, subject to shareholder approval, if Mr. Schmertz is employed by the Company through June 30, 2005 he will be entitled to receive 50,000 shares of the Company's Common Stock. See Employment Agreements with Certain Executive Officers.

          (c) In October 2002 the Company entered into an agreement with Harry Chen which provides that, subject to shareholder approval, if Mr. Chen is employed by the Company through June 30, 2005 he will be entitled to receive 50,000 shares of the Company's Common Stock. See Employment Agreements with Certain Executive Officers.

Certain Legal Proceedings

     On September 12, 2001, the State of Florida, Department of Banking and Finance, Division of Securities and Investor Protection (the "Department") issued a Final Order adopting the Stipulation and Consent Agreement to Final Order dated May 15, 2001 ("Stipulation and Consent Agreement") between John Madden and the Department relating to the Department's investigation of alleged sales of unregistered securities in 1997. Under the Stipulation and Consent Agreement, Mr. Madden neither admitted nor denied the allegations against him; however, Mr. Madden agreed to pay an administrative fine in the amount of $5,000 and agreed to abide by certain limitations related to his employment in the securities or investment advisory industry for a period of five years, including Mr. Madden's agreement to not act in any principal, supervisory, or managerial capacity in the securities industry and to not exercise discretionary authority in any account of any person.

     On April 26, 2004, the SEC sent the Company a letter requesting information and documents relating to, among other things, Steven Madden's employment with the Company. The Company has responded to this request.

Directors, Director Nominees and Executive Officers

     Certain information concerning the directors, director nominees and executive officers of the Company is set forth below:

          Name             Age               Position(s) with the Company
------------------------ ------- -----------------------------------------------
Jamieson A. Karson         47       Chief Executive Officer and Chairman of the
                                       Board
Arvind Dharia              55       Chief Financial Officer
Richard Olicker            47       President and Chief Operating Officer
Gerald Mongeluzo           64       President of Adesso-Madden, Inc.
Robert Schmertz            41       President of Steve Madden Womens Wholesale
                                       Division and Brand Manager
Joseph Masella             56       President of Licensed Footwear Division
Harry Chen                 55       Chairman and Lead Designer of Madden Mens
                                       Division
Andrew Shames              47       President of Madden Mens Division
Larry Paparo               37       President of Candie's Kids and Stevies, Inc.
Jay Litvack                54       President of Diva Acquisition Corporation
Amelia Newton Varela       33       Executive Vice President - Wholesale Sales
John L. Madden             58       Director and Independent Contractor
                                       responsible for Foreign Sales
Peter Migliorini           56       Director
Marc Cooper                43       Director
Awadhesh Sinha             59       Director
Jeffrey Birnbaum           44       Director
Thomas H. Schwartz         57       Director
Harold Kahn                59       Director
Walter Yetnikoff           72       Director nominee

--------------------

     See "Biographical Summaries of Nominees for the Board of Directors" for biographical summaries of Messrs. Jamieson A. Karson, Jeffrey Birnbaum, Marc Cooper, Harold Kahn, John L. Madden, Peter Migliorini, Thomas H. Schwartz, Awadhesh Sinha and Walter Yetnikoff.

     Arvind Dharia has been the Chief Financial Officer of the Company since October 1992 and was a director of the Company from December 1993 through May 2004. From December 1988 to September 1992, Mr. Dharia was Assistant Controller of Millennium III Real Estate Corp.

     Richard Olicker has been Chief Operating Officer of the Company since January 3, 2001. In September 2001 Mr. Olicker was appointed President of the Company. Prior to joining the Company, Mr. Olicker spent more than 12 years at AeroGroup International, Inc., which markets Aerosoles and What's What shoes. As cofounder of Aerosoles, Mr. Olicker served as President of the company's private label division and was responsible for managing all aspects of sourcing, production, pricing, sales, service, systems and finance. Mr. Olicker began his career in footwear in 1982 as the General Counsel and Licensing Director at El Greco Leather Products and later held an executive position with New Retail Concepts, Inc., an apparel licensing firm.

     Gerald Mongeluzo has been President of Adesso-Madden, Inc., a wholly owned subsidiary of the Company, since September 1995. Mr. Mongeluzo served as a director of the Company from July 2001 through May 2004. Previously, Mr. Mongeluzo was the founder and President of Adesso Shoes, Inc., a buying agent of private label shoes. From 1987 through 1991, Mr. Mongeluzo was the President of the Prima Barabaro Division of Cells Enterprise, Inc. Mr. Mongeluzo founded Prima Shoes, Inc., a buying agent of private label shoes, and served as its President from 1974 to 1987.

     Robert Schmertz has been the President of Steve Madden Womens Wholesale Division and Brand Manager since September 2001, the President of Shoe Biz, Inc., a wholly owned subsidiary of Steve Madden Retail Inc. since May 1998 and the President of Diva Acquisition Corp. since January 2001. Before joining the Company, Mr. Schmertz was President of Daniel Scott Inc. from November 1995 to May 1998. Previously, Mr. Schmertz was the East Coast Sales Manager for Impo

International from January 1993 through November 1995. From April 1990 to December 1992, Mr. Schmertz served as a sales representative for Espirit de Corp. based in San Francisco, California.

     Joseph Masella has been the President of the Licensed Footwear Division since March 2004. Previously, he was the Executive Chairman of the l.e.i. Footwear Division and Stevies, Inc. since June 2002. Prior to that, he was President of Stevies, Inc. since April 2000 and President of l.e.i. Footwear Division since July 1998. Prior to that, he was Vice President-Sales of the Company's Adesso-Madden subsidiary since October 1995. From 1992 to 1995, Mr. Masella served as General Manager-Far East Division of US Shoe Co.

     Harry Chen has been the Chairman and Lead Designer of the Madden Mens Division since March 2004. Previously, he was the President of Union Bay Mens Footwear, Inc. since January 2003 and the President of Madden Mens since November 2001. Before joining the Company, Mr. Chen served as Chief Executive Officer of XES Appeal, Inc. from 1997 to 2002.

     Jay Litvack has been President of Diva Acquisition Corporation since May 2002. Before joining the Company, Mr. Litvack served as the President of Me Too from 1996 to 2002.

     Andrew Shames has been the President of Madden Mens since March 2004. Before joining the Company, Mr. Shames was an executive at Harbor Footwear Group Ltd. from 1997 to 2004. Mr. Shames began his career at J.P. Marks International, one of the first importers of men's dress and casual products from Asia, and occupied the role of Vice President of Sales.

     Larry Paparo has been the President of Candie's Kids and Stevies, Inc. since March 2004. Prior to that, Mr. Paparo served as the Vice President of Sales for Candie's Division since November 2003. Before joining the Company, Mr. Paparo held sales and management positions with both Nine West and Kenneth Cole.

     Amelia Newton Varela has been the Executive Vice President of Steven Madden, Ltd. Wholesale Sales since October 2004. In April 2000, she was named Vice President of Sales for the Steve Madden Womens Division. Previously, she was a Key Account Executive since 1997 and began her career with the Company as a Customer Service Representative in 1996.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth for each of the last three fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 the remuneration paid by the Company to its Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer):

                           Summary Compensation Table


                                        Annual compensation                       Long-term compensation
                                -----------------------------------     --------------------------------------------

                                                                                       Restricted
                                Fiscal                                    Awards      Stock Awards      All other
Name and principal position      year      Salary($)       Bonus($)      options(1)       ($)          compensation
---------------------------     ------    ----------     ----------     -----------    ----------      ------------
Jamieson A. Karson,              2004     $467,500             -0-              -0-          N/A        $146,226(2)
Chief Executive Officer          2003     $467,500       $108,056(3)            -0-          N/A        $287,963(4)
                                 2002     $400,000(5)    $286,319(6)        45,000(7)        N/A        $ 32,268(8)
Robert Schmertz,                 2004     $432,649       $ 50,000               -0-          N/A        $205,769(9)
President, Steve Madden          2003     $393,750             -0-              -0-          N/A        $256,000(10)
Womens Wholesale Division        2002     $363,750       $150,000          100,000      $850,000(11)    $  5,769(12)
   and Brand Manager
Harry Chen,                      2004     $250,000       $313,018               -0-          N/A        $  8,400(13)
Chairman and Lead Designer       2003     $250,000       $448,808          100,000           N/A        $  8,400(13)
of Madden Mens Division          2002     $150,000       $216,020               -0-     $917,000(14)          -0-
Andrew Shames,                   2004(15) $634,621(16)         -0-              -0-          N/A              -0-
President, Madden Mens
Division
Joseph Masella,                  2004     $606,886(17)         -0-          25,000           N/A
President, Licensed Footwear     2003     $892,861(17)         -0-              -0-          N/A        $ 62,500(19)
   Division
                                 2002     $571,191(18)   $103,067               -0-          N/A        $  3,323(20)

---------------
(1)  Options to purchase shares of Common Stock.

(2) In 2004 the Company paid Mr. Karson $116,112 in lieu of granting him the option to purchase 58,056 shares to purchase Common Stock that he was entitled to under his employment agreement and paid $30,114 for expenses paid on behalf of Mr. Karson pursuant to his employment agreement.

(3)  Mr. Karson was paid cash bonuses totaling $108,056 for 2003.

(4) In 2003, the Company paid expenses in the amount of $37,963 on behalf of Mr. Karson pursuant to his employment agreement. In addition, in 2003 the Company paid Mr. Karson $250,000 in lieu of granting him the option to purchase 100,000 shares to purchase Common Stock that he was entitled to under his employment agreement.

(5) Mr. Karson's employment agreement was amended to provide for a base salary of $425,000 as of July 1, 2002. See "Employment Agreements with Certain Executives."

(6) In exchange for the increase in base salary described in note (5) above, Mr. Karson agreed to waive his right to collect the portion of his cash bonus for 2002 that is allocable to the payment by the Company of the loss mitigation insurance premium that the Company purchased in the fourth quarter of fiscal year 2001. The amount waived by Mr. Karson was approximately $278,000. See "Employment Agreements with Certain Executives."

(7) Although, under his employment agreement Mr. Karson was entitled to receive an option to purchase 50,000 shares of Common Stock in 2002, on June 24, 2002, Mr. Karson agreed to accept an option to purchase only 45,000 shares of Common Stock so that an option to purchase 5,000 shares of Common Stock could be awarded to a key employee.

(8)  Expenses paid on behalf of Mr. Karson pursuant to his employment agreement.

(9) In 2004, the Company paid expenses in the amount of $5,769 on behalf of Mr. Schmertz pursuant to his employment agreement. In addition, in 2004 the Company paid Mr. Schmertz $200,000 in lieu of granting him the option to purchase 100,000 shares of Common Stock that he was entitled to under his employment agreement.

(10) In 2003, the Company paid expenses in the amount of $6,000 on behalf of Mr. Schmertz pursuant to his employment agreement. In addition, in 2003 the Company paid Mr. Schmertz $250,000 in lieu of granting him the option to purchase 100,000 shares to purchase Common Stock that he was entitled to under his employment agreement.

(11) On April 2, 2002, the Company agreed to grant Mr. Schmertz 50,000 shares of Common Stock on June 30, 2005 if Mr. Schmertz is employed by the Company on such date. The grant of these shares is subject to approval of the Company's shareholders. The closing price of the Company's Common Stock on April 2, 2002 as reported by The Nasdaq National Market was $17.00. The value of these restricted shares of Common Stock as of December 31, 2002 was $903,500 (based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq National Market). These shares have not been issued to Mr. Schmertz and Mr. Schmertz will not be entitled to any rights with respect to the ownership of these shares (including voting rights and dividends) until they are issued to Mr. Schmertz.

(12) Expenses paid on behalf of Mr. Schmertz pursuant to his employment agreement.

(13) Expenses paid on behalf of Mr. Chen pursuant to his employment agreement.

(14) On October 7, 2002, the Company agreed to grant Mr. Chen 50,000 shares of Common Stock on June 30, 2005 if Mr. Chen is employed by the Company on such date. The grant of these shares is subject to approval of the Company's shareholders. The closing price of the Company's Common Stock on October 7, 2002 as reported by The Nasdaq National Market was $18.34. The value of these restricted shares of Common Stock as of December 31, 2002 was $903,500 (based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq National Market). These shares have not been issued to Mr. Chen and Mr. Chen will not be entitled to any rights with respect to the ownership of these shares (including voting rights and dividends) until they are issued to Mr. Chen.

(15) Mr. Shames' employment with the Company commenced on March 8, 2004.

(16) In 2004, Mr. Shames directly received $121,153 in base salary pursuant to his employment agreement. Pursuant to a commission agreement between the Steven Madden Mens Wholesale Division of the Company and Hev Sales, Inc., a corporation of which Mr. Shames serves as President, Hev Sales, Inc. received payments in the amount of $513,468 in 2004.

(17) Under the terms of Mr. Masella's employment agreement, commissions on sales by Mr. Masella are paid to T.J.M. Sales Corporation, a corporation of which Mr. Masella serves as President.

(18) In 2002, Mr. Masella directly received $88,738 in salary and T.J.M. Sales Corporation was paid $482,453.

(19) In 2003, the Company paid Mr. Masella $62,500 in lieu of granting him the option to purchase 25,000 shares of Common Stock that he was entitled to under his employment agreement.

(20) Expenses paid on behalf of Mr. Masella pursuant to his employment agreement.

     The following table sets forth certain information with respect to options granted during the last fiscal year to the persons named in the Summary Compensation Table above.

                      Option/SAR Grants In Last Fiscal Year


                          Number of    Percent of Total                                      Potential Realizable
                         Securities      Options/SARS      Exercise                         Value at Assumed Annual
                         Underlying       Granted to        or Base                           Rates of Stock Price
                        Options/SARS     Employees in        Price                          Appreciation for Option
         Name            Granted (#)     Fiscal Year %      ($/Sh)      Expiration Date               Term
---------------------   -------------    -------------    ----------    ----------------    ------------------------
                                                                                                5%            10%
                                                                                            ----------    ----------
Jamieson A. Karson             -0-            N/A             N/A             N/A              N/A           N/A
Robert Schmertz                -0-            N/A             N/A             N/A              N/A           N/A
Harry Chen                     -0-            N/A             N/A             N/A              N/A           N/A
Andrew Shames                  -0-            N/A             N/A             N/A              N/A           N/A
Joseph Masella             25,000             6.6            19.97         6/30/2014        1,301,738     2,170,871


     The following table sets forth certain information with respect to options exercised during the last fiscal year by the persons named in the Summary Compensation Table, and with respect to unexercised options held by such persons at the end of the last fiscal year.

             Aggregate Option/SAR Exercises In Last Fiscal Year And
                        Fiscal Year-End Option/SAR Values

                            Shares         Value           Number of Securities          Value of Unexercised in the
                          Acquired on     Realized        Underlying Unexercised            Money Options/SARs at
         Name            Exercise (#)        $          Options/SARS at FY-End (#)             FY-End ($) (1)
----------------------  ---------------  -----------   -----------------------------    -----------------------------

                                                       Exercisable     Unexercisable    Exercisable     Unexercisable
                                                       -----------     -------------    -----------     -------------
Jamieson A. Karson            -0-           -0-          145,000               0            6,000            -0-
Robert Schmertz               -0-           -0-          100,000              -0-              -0-           -0-
Harry Chen                    -0-           -0-          130,000          20,000          505,500            -0-
Andrew Shames                 -0-           -0-               -0-             -0-              -0-           -0-
Joseph Masella                -0-           -0-           22,925          12,500            1,146            -0-

----------------------
(1) Based upon a closing price on December 31, 2004 of $18.86 per share as reported by The Nasdaq National Market.

1999 Stock Plan

     As of March 15, 1999, the Board of Directors of the Company adopted the 1999 Stock Plan (the "1999 Plan"), and on June 4, 1999 the Company's stockholders approved the adoption of the 1999 Plan. In May 2000, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 400,000 to 975,000 shares. In July 2001, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 975,000 to 1,600,000 shares. In May 2002, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 1,600,000 to 2,280,000. In May 2003, the Company's stockholders approved an amendment to the 1999 Plan (i) increasing the maximum number of shares of the Company's common stock available for issuance under the plan from 2,280,000 shares to 2,920,000 shares; (ii) providing that the exercise price of an option granted under the plan shall be no less than the fair market value of the Company's common stock on the date of grant (except to the extent otherwise provided in agreements with the Company dated prior to the effective date of the amendment) and (iii) prohibiting the Board from amending the terms of any option granted pursuant to the plan to reduce the option price. In May 2004, the Company's stockholders approved an amendment to the 1999 Plan increasing the maximum number of shares of the Company's common stock available for issuance under the plan from 2,920,000 shares to 3,220,000 shares. As of the Record Date, options to purchase 3,011,000 shares of Common Stock have been granted pursuant to the 1999 Plan. The purpose of the 1999 Plan is to provide a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company, may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock, in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company.

Employment Agreements with Certain Executive Officers

     In May 2001, the Company entered into an employment agreement with Jamieson
A. Karson pursuant to which Mr. Karson agreed to serve as the Company's Chief Executive Officer and Vice Chairman of the Board. On July 22, 2004 at a regularly scheduled meeting of the Board of Directors of the Company, Mr. Karson was appointed Chairman of the Board of Directors. This agreement was amended in February 2004. The term of Mr. Karson's employment under his employment agreement (as amended) is five (5) years commencing on July 1, 2001 and ending on June 30, 2006. The term will be automatically extended for successive one year periods unless the Company timely notifies Mr. Karson of its intention not to extend the term. In connection with the execution of his employment agreement, Mr. Karson surrendered 5,000 options which had been granted to him for his service as an outside director. The agreement (as amended) provides that the Company pay Mr. Karson an annual salary of $467,500 which base salary is subject to a 10% annual increase on each July 1st of the term if the Company's net income for the four calendar quarters ending on the most recent June 30th is greater than the net income for the four calendar quarters ending on the preceding June 30th. In addition, the agreement provides that for each fiscal year (beginning with 2002) that occurs during the term of employment, Mr. Karson receive a cash bonus, in an amount determined by the Board, not less than four percent (4%) of the increase in the Company's EBITDA (earnings before interest, tax, depreciation and amortization) over the EBITDA of the prior fiscal year. On or about July 10, 2001, Mr. Karson received options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing market price on the date prior to the grant date as quoted on The Nasdaq National Market. These options vested quarterly over the one year period following the date of grant and are exercisable for a period of five (5) years from the date of grant. On or about July 10, 2001, the Company issued to Mr. Karson 10,000 shares of restricted common stock, 25% of which became unrestricted at the end of each of the four quarters following the date of issuance. Subject to approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan and subject to availability of shares under such plan or any other plan designated by the Board of Directors and approved by the Company's stockholders, on or about the date of the Company's annual meeting for each year of the term of the agreement (beginning in 2002), Mr. Karson is entitled to receive, annual options to purchase shares of the Company's Common Stock equal to the dollar amount of the annual bonus received by Mr. Karson for the previous fiscal year; provided, however, that no annual option shall be for greater than 100,000 shares. The annual options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of five (5) years from the date of grant at an exercise price equal to the closing price of the Company's Common Stock on the applicable date of grant, as quoted on The Nasdaq National Market (or such other market or exchange on which the Company's Common Stock is listed or traded). In addition, in the event of Mr. Karson's total disability or his death, the Company is obligated to continue to pay Mr. Karson (or Mr. Karson's estate) his base salary for the twelve (12) month period immediately subsequent to the date of such total disability or death. In the event Mr. Karson's employment agreement is terminated (or not extended) for any reason other than for cause (as defined in the agreement) or due to his death or his total disability, the Company is obligated to pay Mr. Karson an amount equal to the product of (i) Mr. Karson's base salary plus the cash bonus which Mr. Karson was paid for the immediately preceding fiscal year multiplied by (ii) the greater of (A) the number of years remaining on the term of the agreement or (B) two. In the event that there is a "change of control" transaction terminating Mr. Karson's employment, all unvested options to purchase shares of the Company's Common Stock held by Mr. Karson will vest on the date of termination and Mr. Karson will be entitled to receive a lump sum cash payment equal to (a) the amount of compensation that is accrued and unpaid through the date of termination and (b) three (3) times the total compensation (base salary and cash bonus) received by Mr. Karson for the preceding 12 month period ending December 31. Mr. Karson's employment agreement contains other customary provisions, including provisions regarding confidentiality, solicitation and competition.

     In April 2002, the Company entered into an employment agreement with Robert Schmertz pursuant to which Mr. Schmertz agreed to serve as President of Steve Madden Wholesale Womens Division and Brand Manager for Steven Madden, Ltd. The agreement was extended in March 2005. The term of Mr. Schmertz's employment under his employment agreement (as extended) commenced on April 1, 2002 and ends on June 30, 2007. Mr. Schmertz received an initial signing bonus of $150,000 and a signing bonus of $50,000 upon the execution of the extension. The Company agreed to pay Mr. Schmertz an annual salary of $375,000, to be increased to $412,500 on July 1, 2003, to be increased to $453,750 on July 1, 2004, to be increased to $476,438.00 on July 1, 2005 and to be increased to $500,260.00 on July 1, 2006. Pursuant to the agreement, on May 17, 2002 Mr. Schmertz received 100,000 options to purchase the Company's Common Stock at an exercise price equal to the closing market price on such date. These options vested quarterly beginning with the first 25,000 vesting on September 30, 2002 and the last on June 30, 2003. In addition, on the date of the Company's annual meeting in each of 2003 and 2004, Mr. Schmertz became entitled to receive an option to purchase 100,000 shares of the Company's Common Stock. These options had an exercise price equal to the closing market price on the date of the grant and vest quarterly beginning with the first 25,000 vesting on the September 30th immediately following the grant. In the event of a change in control, all unvested options will vest on the date of the change of control, priced as of the closing market price on the date of transfer as quoted on The Nasdaq National Market. Under the terms of the agreement as extended, the Company shall pay Mr. Schmertz a discretionary bonus in an amount determined solely by the Company's Board of Directors. In the event of a "change of control" Mr. Schmertz shall be entitled to terminate the agreement and upon such termination will be entitled to receive three times the compensation received in the prior year (capped at the maximum allowed under Section 4999 of the Internal Revenue Code of 1986). Subject to the approval of the Company's shareholders, if Mr. Schmertz is employed by the Company through June 30, 2005, he will be entitled to receive 50,000 shares of Common Stock.

     In October 2002, the Company entered into an employment agreement with Harry Chen pursuant to which Mr. Chen agreed to serve as President of the Madden Mens division. In March 2004, Mr. Chen's title was changed to Chairman and Lead Designer of Madden Mens Division. The term of Mr. Chen's employment under the agreement commenced on January 1, 2003 and ends on June 30, 2005. Mr. Chen received a signing bonus of $100,000. The Company agreed to pay Mr. Chen an annual base salary of $250,000 and additional compensation of 1% of the quarterly reported net sales of the Madden Mens Wholesale Division to be paid within 45 days following the end of each quarter. Pursuant to the agreement, in May 2003 Mr. Chen received 100,000 options to purchase the Company's Common Stock at an exercise price equal to the closing market price on such date. These options vest quarterly over ten quarters beginning with 20,000 options vesting on June 30, 2003 and 10,000 options vesting on the last day of each quarter thereafter through June 30, 2005. In addition, in the event that the Madden Mens division opens a new division with Mr. Chen's assistance, the Company agreed to pay Mr. Chen 10% of the reported net income of such new division without any further compensation related to net sales of that division. Subject to the approval of the Company's shareholders, if Mr. Chen is employed by the Company through June 30, 2005, he will be entitled to receive 50,000 shares of Common Stock. Mr. Chen's employment agreement contains other customary provisions.

     In March 2004, the Company entered into an employment agreement with Andrew Shames, pursuant to which Mr. Shames agreed to serve as President of the Company's mens footwear business. The term of Mr. Shames' employment commenced on March 8, 2004 and ends on March 31, 2007. The Company agreed to pay Mr. Shames an annual base salary of $150,000. The agreement provides that Mr. Shames is to receive options to purchase 25,000 shares of the Company's Common Stock on March 31 of each year with a grant price based on the fair market value on such date, during the term of the agreement (commencing March 31, 2005). The options are to vest quarterly over a period of one (1) year from the grant date. If Mr. Shames is employed by the Company through March 31, 2007, he will be entitled to receive $100,000 on such date. Mr. Shames' employment agreement contains other customary provisions. In March 2004, the Company also entered into a commission agreement between the Steven Madden Mens Wholesale Division and Hev Sales, Inc. Mr. Shames is the President of Hev Sales Inc. The term of the commission agreement commenced on March 8, 2004 and ends on March 31, 2007. Under the commission agreement, Hev Sales serves as sales organization for the Steven Madden Mens Wholesale Division and receives commissions on sales by Hev Sales, Inc. in the amount of (i) 0.75% of the first $35 million net sales of Madden Mens and 2% of net sales of $35 million or greater, (ii) 1.25% of the net sales of Unionbay or other men's mid-tier brands and (iii) 1.25% of the net sales of any private label direct from the factory. Hev Sales, Inc. receives a biweekly draw in the amount of $17,308 against commissions earned with an annual guaranteed commission of $450,000. Commissions earned on the first sales generating commission of $150,000 are not deemed earned commissions to Hev Sales, Inc. Under the terms of the commission agreement Hev Sales, Inc. also received a one-time start-up fee from the Company in the amount of $150,000.

     In May 2002, the Company entered into an employment agreement between the Company, Adesso Madden, Inc., Joseph Massella and T.J.M. Sales Corporation. Mr. Massella is the president of T.J.M. Sales Corporation. The agreement was subsequently amended on September 22, 2003. Under the terms of the agreement as amended, Mr. Massella agreed to serve as President of the Candie's Wholesale Division and Executive Vice President of Adesso Madden, Inc. The term of Mr. Massella's employment under the agreement commenced on June 1, 2002 and ended on December 31, 2004. Under the agreement as amended, T.J.M. Sales Corporation receives commissions based on annual sales by Joseph Massella for Adesso Madden in the amount of 2% on the first $8 million in sales, 1% on sales between $8 million and $10 million in the aggregate, 1/2% on sales between $10 million and $23.5 million in the aggregate, 3% on sales between $23.5 million and 34 million in the aggregate and 4% on sales exceeding $34 million in aggregate sales. T.J.M. Sales Corporation receives a biweekly draw in the amount of $16,000 against commissions earned on sales for Adesso Madden. In addition, T.J.M. Sales Corporation receives commissions in the amount of 1% of net sales, and receives 1% of earnings before interest and taxes (EBIT), of the Candie's Womens Division. T.J.M. Sales Corporation receives a biweekly draw with recourse, in the amount of $4,000 against commissions earned by Mr. Massella on net sales of the Candie's Women's Wholesale Division. The agreement provides that Mr. Massella is to receive options to purchase 25,000 shares of the Company's Common Stock on June 30 of each year with a grant price based on the fair market value on such date, during the term of the agreement (commencing June 30, 2003). The options are to vest quarterly over a period of one (1) year beginning on September 30, 2003. As noted above, Mr. Masella's employment contract expired on December 31, 2004. Mr. Masella's employment agreement contains other customary provisions. Mr. Masella continues to be employed by the Company and receives the same levels of compensation as he received during the term of his employment agreement.

Agreement with Steven Madden

     In May 2001, the Company entered into an agreement with Steven Madden, the Company's founder, pursuant to which Mr. Madden agreed to serve as the Company's Creative and Design Chief. The agreement amends and restates the prior agreement dated July 29, 1997 (and amended February 28, 2000). The agreement was further amended in connection with a settlement and release of a class action lawsuit against Mr. Madden and the Company, which settlement and release was finalized on May 25, 2004. The term of Mr. Madden's employment under the agreement, as amended is eleven (11) years commencing on July 1, 2001 and ending on June 30, 2012. The Company has agreed to pay Mr. Madden an annual base salary of $700,000, which the Board may increase, but not decrease, at any time. Mr. Madden is entitled to receive base salary payments during periods that he is not actively engaged in the duties of Creative and Design Chief. For each fiscal year during the term of the agreement, Mr. Madden is entitled to receive a cash bonus in an amount determined by the Board, but not less than 2% of the Company's EBITDA (earnings before interest, tax, depreciation and amortization) for such year; provided however, that the Company is not required to pay such cash bonus for any fiscal year during which Mr. Madden is not actively engaged in the duties of Creative and Design Chief for at least six months. Subject to availability of shares under the Company's 1999 Stock Plan or any other plan designated by the Board of Directors and approved by the Company's stockholders, on or about the date of the Company's annual meeting for each year of the term (beginning in 2004), Mr. Madden is eligible to receive, during the term of the agreement, annual options to purchase shares of the Company's common stock in an amount equal to not less than 100% of the largest aggregate amount of options granted to any other continuing full time employee of the Company over the 12 month period up to and including the applicable grant date (the "Base Amount"). Both the approval of the Board of Directors and an opinion of a qualified outside compensation consultant are required for Mr. Madden to receive annual options to purchase between 100%-150% of the Base Amount. Approval by the stockholders of the Corporation is required for Mr. Madden to receive annual options in excess of 150% of the Base Amount. The annual options will vest quarterly over the 1 year period following the date of grant and will be exercisable after vesting for a period of 5 years from the grant date at an exercise price equal to the closing price of the Company's Common Stock on the grant date as quoted on The Nasdaq National Market (or such other market or exchange on which the Company's Common Stock is listed or traded). The Company is not required to grant an annual option if Mr. Madden is not actively engaged in the duties of Creative and Design Chief for at least six months out of the twelve months immediately preceding the grant date for such annual option. The Company also agreed to provide Mr. Madden with an annual $200,000 non-accountable expense allowance which amount is payable in equal monthly installments; however, the Company is not required to pay the non-accountable expense allowance for any month during which Mr. Madden is not actively engaged in the duties of Creative and Design Chief.

     In addition, in the event of Mr. Madden's total disability or death, the Company is obligated to continue to pay Mr. Madden (or Mr. Madden's estate) Mr. Madden's base salary for the twelve (12) month period immediately subsequent to the date of such total disability or death. In the event Mr. Madden's agreement is terminated for any reason other than "for cause" or due to his death or his total disability, the Company is obligated to pay Mr. Madden the balance of his base salary that would have been paid over the full term of the agreement if the agreement had not been terminated, fifty percent (50%) upon termination and the remaining fifty percent (50%) in equal annual installments until June 30, 2012. In the event there is a "change of control" transaction and Mr. Madden's employment is terminated, all unvested options to purchase shares of the Company's Common Stock held by Mr. Madden will vest on the date of termination and Mr. Madden will be entitled to receive a lump sum cash payment equal to (a) the amount of compensation that is accrued and unpaid through the date of termination and (b) at Mr. Madden's discretion either (i) the total compensation (base salary, cash bonus and non-accountable expense allowance) for the full term remaining hereunder (as though there had been no Change of Control event) in a lump sum payment discounted back to present value at a rate of 5%; or (ii) three (3) times the total compensation received by Mr. Madden (base salary, cash bonus and non-accountable expense allowance) for the preceding 12-month period ending December 31.

     To the extent not previously assigned or consented to, except as provided below, (i) Mr. Madden sold, assigned and transferred to the Company the exclusive right and interest to his name and (ii) Mr. Madden consented to the use of his name as trademarks, service marks, corporate names and/or internet domain name addresses of the Company (the "Marks"). Mr. Madden also agreed to never challenge the Company's ownership of his name or the validity of the Company's ownership of the Marks or of any registration or application for registration thereof. Mr. Madden may however use his name for all non-commercial purposes and for use in connection with any business that is not in the design, manufacture, sale, marketing or distribution of (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or any of its affiliates, (ii) jewelry and other giftware, (iii) cosmetics, fragrances and other health and beauty care items, (iv) housewares, furniture, home furnishings and related products and (v) other products related to fashion, cosmetics or lifestyle (any of such activities being a "competitive business"). Further, Mr. Madden agreed to not directly or indirectly (i) engage in any competitive business in any relationship or capacity, (ii) solicit any customers of the Company, or (iii) solicit or employ any employee or agent to the Company, until the later of (a) June 30, 2012 or (b) the date which is twelve (12) months after the date on which Mr. Madden is no longer employed by the Company, or until twelve months after the date of termination should Mr. Madden be terminated in connection with a change of control. Mr. Madden's agreement contains other customary provisions.

     In May 2001, Mr. Madden entered into a plea agreement with the U.S. Attorney's Office, pursuant to which he pled guilty to four securities fraud and money laundering charges that had been previously filed against him. In 2002, Mr. Madden was sentenced to forty-one (41) months' imprisonment in connection with the charges. Mr. Madden began serving his sentence in September of 2002. While serving his sentence, Mr. Madden is not actively engaged in the duties of Creative and Design Chief and is therefore only entitled to receive base salary payments under the agreement. Mr. Madden was released on April 14, 2005 and returned to being actively engaged in the duties of Creative and Design Chief.

     On April 26, 2004, the SEC sent the Company a letter requesting information and documents relating to, among other things, Steven Madden's employment with the Company. The Company has responded to this request.

Certain Relationships and Related Transactions

     In July 2001, the Company entered into a consulting agreement with Peter J. Solomon & Company, a financial advisory firm of which Marc Cooper, one of the Company's directors, is a managing director. Under this agreement, the firm provided financial advisory and investment banking services to the Company. This agreement was amended in March 2004. Pursuant to this agreement, which expired on March 31, 2005, the Company paid fees and expenses to Peter J. Solomon & Company of $161,000, $33,000 and $150,000 for 2004, 2003 and 2002 respectively.
Under the amended agreement, the Company paid fees to Peter J. Solomon & Company in the amount of $161,000 during 2004, and will pay fees in the amount of $50,000 plus expenses incurred during 2005.

     In July 2004, the Company entered into a consulting agreement with Charles Koppelman, who served as a director of the Company from June 1998 through May 2004 and as Chairman of the Board from July 2001 through May 2004. Under this agreement, Mr. Koppelman provided consulting services that included enhancing and promoting the Company's brands and seeking licensing and acquisition opportunities. Pursuant to this agreement, Mr. Koppelman received 100,000 stock options and a fee of $105,000 in 2004. This agreement expires on June 30, 2005.

     In October 2002, the Company entered into an agreement with Jeffrey Birnbaum, one of the Company's directors. Under this agreement, Mr. Birnbaum provided consulting services with respect to the designing and manufacturing of shoes and general consulting services to the Company. Pursuant to this agreement, Mr. Birnbaum received a fee of $250,000 in 2004 besides for fees received for service to the Company as a director. Mr. Birnbaum has been the Product Development Manager of Dolphin Shoe Company since August 1982. Dolphin Shoe Company is one of the Company's domestic suppliers. In addition, Jeffrey Birnbaum's brother, Steven Birnbaum owns a trading company, Bulls Eye Trading ("Bullseye") that acts as a selling agent for the Company. Jeffrey Birnbaum does not own an interest in Bullseye nor is he a director of Bullseye nor does Bullseye pay him any compensation.

     In January 2004, the Company entered into an agreement with John Madden and JLM Consultants, a company wholly-owned by John Madden, one of the Company's directors. Under this agreement, Mr. Madden provided consulting services with respect to the development of international sales of the Company. Under the agreement, in 2004, JLM Consultants received a monthly draw with recourse in the amount of $16,000 against sales commissions earned by Mr. Madden. Mr. Madden also received a $1,000 per month travel allowance and $1,700 per month toward health insurance premiums. Pursuant to this agreement, JLM Consultants received a total of $224,400 in 2004, besides for Mr. Madden's fees received for service to the Company as a director. In March 2005, JLM Consultants' draw against commissions with recourse was raised to $20,000 per month. JLM Consultants will receive an estimated total of $272,400 in 2005.

     The Madden Mens division of the Company purchases a significant amount of shoes from La Tandem International, Inc. Mr. James Chen, the brother of Harry Chen, is the President of La Tandem International, Inc., and La Tandem International, Inc. is owned or controlled by members of the Chen family. Harry Chen is the chairman and lead designer of the Madden Mens Division of the Company.

     In May 2002, the Company entered into an employment agreement between the Company, Adesso Madden, Inc., Joseph Masella and T.J.M. Sales Corporation. The agreement was subsequently amended on September 22, 2003. Mr. Masella is the president of T.J.M. Sales Corporation. Under the agreement as amended, T.J.M. Sales Corporation receives a biweekly draw in the amount of $16,000 against commissions earned by Mr. Masella on sales of Adesso Madden, Inc., and a biweekly draw with recourse, in the amount of $4,000 against commissions earned by Mr. Masella on net sales of the Candie's Women's Wholesale Division and Adesso Madden, Inc. T.J.M. Sales Corporation received commissions in the amount of $606,886 in 2004.

     In March 2004, the Company entered into a commission agreement between the Steven Madden Mens Wholesale Division and Hev Sales, Inc. Mr. Andrew Shames is the President of Hev Sales Inc. Under the agreement, Hev Sales serves as sales organization for the Steven Madden Mens Wholesale Division and receives an annual guaranteed commission of $450,000. Hev Sales, Inc. received commissions in the amount of $513,468 in 2004.

     The Company has an agreement with Steven Madden, a beneficial holder of more than 10% of the Company's outstanding shares of common stock. See "Agreement with Steven Madden."


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Chief Executive Officer and the other named executive officers. During 2004, the Compensation Committee was comprised of directors Peter Migliorini (chairman) and Thomas Schwartz. Each member of the Compensation Committee was a non-employee director of the Company during 2004.

     The Compensation Committee's goal is to develop executive compensation policies and practices that are consistent with and linked to the Company's long term goal of maximizing stockholder value. The program is designed to facilitate the long-term success and growth of the Company through the attraction, motivation, and retention of outstanding executives.

     The objectives of the Company's executive compensation programs are to: (i) attract and retain the highest quality executives, (ii) inspire and motivate executive officers to increase Company performance, (iii) align executive officers' financial interest with those of the Company's long-term investors, and (iv) reward executive officers for exceptional individual contributions to the achievement of the Company's objectives.

     Executive compensation consists of three components: base salary, annual incentive bonuses and long-term incentive awards (stock options). Each compensation component is offered to executives in varying combinations, structured in each case, to meet varying business objectives and to provide a level of total compensation comparable to similarly situated public companies.

     The total compensation of Jamieson A. Karson, the Company's Chief Executive Officer, is determined pursuant to his employment agreement with the Company. Mr. Karson was appointed Chief Executive Officer effective as of July 1, 2001. In 2004, Mr. Karson's compensation consisted of $467,500 in base salary payments and no bonus payment. In addition, in 2004 the Company paid Mr. Karson $116,112 in lieu of granting him the option to purchase 58,056 shares of Common Stock that he was entitled to under his employment agreement. In February 2004, the Compensation Committee approved an amendment to Mr. Karson's employment agreement which extended the term of the agreement to June 30, 2006. The Compensation Committee believes that Mr. Karson's compensation should be based upon the Company's overall performance. See "Employment Agreements with Certain Executive Officers."

     The Company has negotiated employment agreements with respect to base salary, annual incentive awards and stock option awards for each of the Company's named executive officers based upon the Company's performance and the individual performance of such named executives.

     The Internal Revenue Code of 1986 prohibits the Company from taking a tax deduction in any year for compensation paid the persons who would be named executive officers in that year in excess of $1 million unless such compensation is "performance-based compensation." The Company did not pay in 2004 any officer compensation which will be subject to the $1 million deduction limitation. The Compensation Committee will take into consideration the $1 million deduction limitation when structuring future compensation packages for the Company's executive officers and, if appropriate and in the best interests of the Company, will conform such packages to permit the Company to take a deduction for the full amount of all compensation.


                             COMPENSATION COMMITTEE


                           Peter Migliorini (chairman)
                                 Thomas Schwartz

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee makes all compensation decisions. During 2004, the following directors served on the Compensation Committee: Peter Migliorini (chairman) and Thomas Schwartz. During the fiscal year 2004, no interlocking relationship existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.


                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the period beginning on December 31, 1999 and ending on December 31, 2004 with the cumulative total return on the Russell 2000 Index and the S&P 500 Footwear Index. The comparison assumes that $100 was invested on December 31, 1999 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.






                                [GRAPHIC OMITTED]

------------------------------------------------------------------------------------------------------

                           12/31/1999   12/29/2000   12/31/2001   12/31/2002   12/31/2003   12/31/2004
------------------------------------------------------------------------------------------------------
Steven Madden, Ltd.          $100.00      $ 39.98      $ 73.82      $94.81       $107.03      $ 98.95
------------------------------------------------------------------------------------------------------
Russell 2000 Index           $100.00      $ 95.80      $ 96.78      $75.90       $110.33      $129.09
------------------------------------------------------------------------------------------------------
S&P 500 Footwear Index       $100.00      $119.79      $120.19      $98.66       $149.30      $194.23
------------------------------------------------------------------------------------------------------

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the directors and the persons named in the Summary Compensation Table; and (iii) the Company's executive officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. See "Compensation of Directors and Executive Officers."

               Name and Address of                      Amount and Nature of          Percentage (%)
               Beneficial Owner(1)                    Beneficial Ownership(2)          of Class(2)
    ---------------------------------------------- --------------------------------- ----------------
    Jamieson A. Karson                                       155,000 (3)                   1.16
    Arvind Dharia                                          1,895,828 (4)                  13.62
    Robert Schmertz                                          100,000 (5)                    *
    Harry Chen                                               150,000 (6)                   1.12
    Andrew Shames                                                  0                        *
    Joseph Masella                                            29,202 (7)                    *
    Marc Cooper                                               40,000 (8)                    *
    John Madden                                            1,794,000 (9)                  12.98
    Peter Migliorini                                          40,000 (10)                   *
    Jeffrey Birnbaum                                          30,000 (11)                   *
    Awadhesh Sinha                                            20,000 (12)                   *
    Harold Kahn                                                3,500                        *
    Thomas Schwartz                                           20,600 (13)                   *
    Walter Yetnikoff                                              -0-                       *
    Steven Madden (14)                                     1,754,000 (15)                 12.73
    BOCAP Corp.                                            1,754,000 (16)                 12.73
    T. Rowe Price Associates, Inc. (17)                    1,183,200                       8.94
    T. Rowe Price Small-Cap Value Fund, Inc. (18)          1,000,000                       7.55
    Columbia Wanger Asset Management, L.P. (19)            1,289,000 (20)                  9.73
    WAM Acquisition GP, Inc. (18)                          1,289,000 (20)                  9.73
    Columbia Acorn Trust (18)                                862,000 (20)                  6.51
    Wells Fargo & Company (21)                               888,700                       6.71
    Wells Capital Management Incorporated (22)               888,700                       6.71
    Royce & Associates, LLC(23)                            1,661,700                      12.55
    FMR Corp. (24)                                         1,510,244                      11.41
    Barington Group and related entities(25)               1,005,420 (26)                  7.59
    Directors, Director Nominee and Executive
       Officers as a Group (19 persons)                    2,918,330 (27)                 19.64

-------------------

*    indicates beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K of the Securities Act of 1933 and Rule 13d-3 of the Securities Exchange Act, and based upon 13,241,617 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(3) Includes (i) 145,000 shares of Common Stock issuable upon the exercise of options held by Mr. Karson and (ii) 10,000 shares of Common Stock held by Mr. Karson's wife.

(4) Includes 141,828 shares of Common Stock issuable upon the exercise of options held by Mr. Dharia and 1,754,000 shares of Common Stock which Mr. Dharia may beneficially own pursuant to a power of attorney dated as of September 17, 2002, whereby Steven Madden appointed John Madden and Arvind Dharia as his attorneys-in-fact.

(5) Includes 100,000 shares of Common Stock issuable upon the exercise of options held by Mr. Schmertz.

(6) Includes 150,000 shares of Common Stock issuable upon the exercise of options held by Mr. Chen.

(7) Includes 29,202 shares of Common Stock issuable upon the exercise of options held by Mr. Masella.

(8) Includes 40,000 shares of Common Stock issuable upon the exercise of options held by Mr. Cooper.

(9) Includes 40,000 shares of Common Stock issuable upon the exercise of options held by Mr. J. Madden and 1,754,000 shares of Common Stock which Mr. J. Madden may beneficially own pursuant to a power of attorney dated as of September 17, 2002, whereby Steven Madden appointed John Madden and Arvind Dharia as his attorneys-in-fact.

(10) Includes 40,000 shares of Common Stock issuable upon the exercise of options held by Mr. Migliorini.

(11) Includes 10,000 shares of Common Stock issuable upon the exercise of options held by Mr. Birnbaum.

(12) Includes 20,000 shares of Common Stock issuable upon the exercise of options held by Mr. Sinha.

(13) Includes 10,000 shares of Common Stock issuable upon the exercise of options held by Mr. Schwartz.

(14) Mr. Madden resigned as Chief Executive Officer of the Company effective as of July 1, 2001.

(15) Includes (i) 809,000 shares of Common Stock held by BOCAP, a corporation wholly-owned by Mr. S. Madden, (ii) 405,000 shares of Common Stock held by Mr. S. Madden and (iii) 540,000 shares of Common Stock issuable upon the exercise of options held by Mr. S. Madden.

(16) Includes (i) 809,000 shares of Common Stock held by BOCAP, a corporation wholly-owned by Mr. S. Madden, (ii) 405,000 shares of Common Stock held by Mr. S. Madden and (iii) 540,000 shares of Common Stock issuable upon the exercise of options held by Mr. S. Madden.

(17) Based upon a Schedule 13G/A filed with the SEC on March 1, 2005. The address for such stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

(18) Based upon a Schedule 13G filed with the SEC on March 1, 2005. The address for such stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

(19) Based upon a Schedule 13G/A filed with the SEC on February 11, 2005. The address for such stockholder is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(20) As disclosed in the Schedule 13G/A filed with the SEC on February 11, 2005, the 1,289,000 shares beneficially owned by Columbia Wanger Asset Management, L.P. include the 1,289,000 shares beneficially owned by its general partner, WAM Acquisition GP, Inc. and the 862,000 shares owned by its discretionary client, Columbia Acorn Trust.

(21) Based upon a Schedule 13G filed with the SEC on January 21, 2005. The address for such stockholder is 420 Montgomery Street, San Francisco, CA 94104. As disclosed in the Schedule 13G, Wells Capital Management Incorporated is a subsidiary of such stockholder.

(22) Based upon a Schedule 13G filed with the SEC on January 21, 2005. The address for such stockholder is 525 Market Street, 10th Floor, San Francisco, CA 94105. As disclosed in the Schedule 13G, such stockholder is a subsidiary of Wells Fargo & Company.

(23) Based upon a Schedule 13G/A filed with SEC on January 31, 2005. The address for such stockholder is 1414 Avenue of the Americas, New York, NY 10019.

(24) Based upon a Schedule 13G/A filed with the SEC on February 14, 2005. The address for such stockholder is 82 Devonshire Street, Boston, MA 02109. As disclosed in the Schedule 13G/A, Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 1,472,344 shares through its role as investment adviser. Fidelity Low Priced Stock Fund owns 1,310,600 shares. Each of Edward C. Johnson 3rd and FMR Corp. control the sole power to dispose of the 1,472,344 shares owned by the funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 37,900 shares. Each of Edward C. Johnson 3rd and FMR Corp. control the sole power to dispose of and to direct the voting of such 37,900 shares.

(25) As disclosed in the Schedule 13D/A, Amendment No. 6 filed with the SEC on February 3, 2005. The Schedule 13D/A was jointly filed by and on behalf of Barington Companies Equity Partners, L.P. ("Barington LP"), Barington Companies Investors, LLC ("Barington Investors LLC"), James Mitarotonda, Barington Companies Offshore Fund, Ltd. (BVI) ("Barington Offshore"), Barington Companies Advisors, LLC ("Barington Advisors LLC"), Barington Capital Group, L.P. ("Barington Capital LP"), LNA Capital Corp. ("LNA"), Parche, LLC ("Parche"), Starboard Value & Opportunity Fund ("Starboard"),

     Admiral Advisors, LLC ("Admiral"), Ramius Capital Group, LLC ("RCG"), C4S & Co., LLC ("C4S"), Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, LP ("RJC LP"), RJG Capital Management, LLC ("RJC LLC") and Ronald Gross.

     The address for Barington LP, Barington Investors LLC, Mr. Mitarotonda, Barington Advisors LLC, Barington Capital LP, and LNA is 888 Seventh Avenue, 17th Floor, New York, New York 10019. The address for Barington Offshore is c/o Bison Financial Services Ltd., Bison Court, Road Town, Tortola, British Virgin Islands. The address for Parche, Starboard, Admiral, RCG, C4S and Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017. The address for RJC LP, RJC LLC and Mr. Gross is 11517 West Hill Drive, North Bethesda, Maryland 20852.

(26) Based upon the Schedule 13D/A filed with the SEC on February 3, 2005 by the entities listed in footnote 23. As disclosed therein, Barington LP beneficially owns an aggregate of 288,937 shares. As the general partner of Barington LP, Barington Investors LLC may be deemed to beneficially own the 288,937 shares owned by Barington LP. As the managing member of Barington Investors LLC, which in turn is the general partner of Barington LP, Mr. Mitarotonda may be deemed to beneficially own the 288,937 shares owned by Barington LP. Barington Offshore beneficially owns 48,535 shares. As the investment advisor to Barington Offshore, Barington Advisors LLC may be deemed to beneficially own the 48,535 shares owned by Barington Offshore. As the managing member of Barington Advisors LLC, Barington Capital LP may be deemed to beneficially own the 48,535 shares owned by Barington Offshore. As the majority member of Barington Investors LLC, Barington Capital LP may also be deemed to beneficially own the 288,937 shares owned by Barington LP, representing an aggregate of 337,472 shares. As the general partner of Barington Capital LP, LNA may be deemed to beneficially own the 288,937 shares owned by Barington LP and the 48,535 shares owned by Barington Offshore, representing an aggregate of 337,472 shares. As the sole stockholder and director of LNA, Mr. Mitarotonda may be deemed to beneficially own the 288,937 shares owned by Barington LP and the 48,535 shares owned by Barington Offshore, representing an aggregate of 337,472 shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 288,937 shares owned by Barington LP and the 48,535 shares owned by Barington Offshore by virtue of his authority to vote and dispose of such shares. Each of Parche and Starboard beneficially own 105,496 shares and 553,852 shares, respectively. As the managing member of each of Parche and Starboard, Admiral may be deemed to beneficially own the 105,496 shares and the 553,852 shares, respectively, owned by Parche and Starboard, representing an aggregate of 659,348 shares. As the sole member of Admiral, RCG may be deemed to beneficially own the 105,496 shares and the 553,852 shares, owned respectively, by Parche and Starboard. As the managing member of RCG, C4S may be deemed to beneficially own the 105,496 shares and the 553,852 shares, respectively, owned by Parche and Starboard, representing an aggregate of 659,348 shares. As the managing members of C4S, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 105,496 shares and the 553,852 shares, respectfully, owned by Parche and Starboard, representing an aggregate of 659,348 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 105,496 shares and 553,852 shares, respectively, owned by Parche and Starboard by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Soloman & Strauss disclaim beneficial ownership of such shares. RJG LP beneficially owns 8,600 shares. As the general partner of RJG LP, RJG LLC may be deemed to beneficially own the 8,600 shares owned by RJG LP. As the managing member of RJG LLC, which in turn is the general partner of RJG LP, Mr. Gross may be deemed to beneficially own the 8,600 shares owned by RJG LP. Mr. Gross has sole voting and dispositive power with respect to the 8,600 shares owned by RJG LP by virtue of his authority to vote and dispose of such shares.

     Each of the above mentioned entities is deemed to have sole voting and dispositive power over the shares reported as beneficially owned by virtue of their respective positions as described above, with the exception of Messrs. Cohen, Stark, Solomon and Strauss, who have shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares. With the exception of Messrs. Cohen, Stark, Solomon and Strauss, each of the other above mentioned entities are deemed to have sole voting and dispositive power with respect to the shares each beneficially owns, regardless of the fact that multiple entities within the same chain of ownership are deemed to have sole voting and dispositive power with respect to such shares. Each such entity reports sole voting and dispositive power with respect to such shares based on its relationship to the other entities within the same chain of ownership.

(27) Includes 1,619,030 shares issuable upon the exercise of options.

                                  PROPOSAL TWO

   RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

     The Audit Committee has appointed Eisner LLP as the Company's independent auditors to conduct the audit of the Company's books and records for the fiscal year ending December 31, 2005. Eisner LLP also served as the Company's independent auditors for the previous fiscal year. Representatives of Eisner LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the ratification of the appointment of Eisner LLP as the Company's independent auditors. The Audit Committee is directly responsible for the appointment and retention of the Company's independent auditors. Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders of its appointment of Eisner LLP as the Company's independent auditors is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Eisner LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Eisner LLP as the Company's independent auditors for the fiscal year ending December 31, 2005. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the appointment of Eisner LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

     The aggregate fees billed by Eisner LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2004, for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, other statutory and regulatory filings, consents related to registration statements filed with the SEC and the audit of the Company's internal controls over financial reporting for the 2004 fiscal year were $625,000. The comparative amount for the fiscal year ended December 31, 2003 was $196,000.

Audit-Related Fees

     In addition to Audit Fees, Eisner LLP has billed the Company $39,000, in the aggregate, for Audit Related Fees related to assurance and related services for the fiscal year ended December 31, 2004. These services include, among others, the audit of the Company's employee benefit plans and other accounting related consultations. The comparative amount for the fiscal year ended December 31, 2003 was $85,000.

Tax Fees

     During the fiscal year ended December 31, 2004, Eisner LLP billed the Company $116,000, in the aggregate, for services rendered to the Company for tax compliance, tax advice and tax planning. Eisner LLP billed $98,000 for similar services in the 2003 fiscal year.

All Other Fees

     There were no fees billed by Eisner LLP for services rendered to the Company, other than the services described above under Audit Fees, Audit Related Fees and Tax Fees, for the fiscal years ended December 31, 2004 and 2003.

         AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services.

     Prior to engagement of the independent auditor for next year's audit, the Audit Committee will pre-approve all auditing services and all permitted non-audit services (including the fees and terms thereof), except those excluded from requiring pre-approval based upon the de minimus exception set forth in
Section 10A(i)(1)(B) of the Exchange Act.

     The Audit Committee's pre-approval policies and procedures are as follows:
(a) prior to each fiscal year, the Audit Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services and (b) actual amounts paid are monitored by financial management of the Company and reported to the Audit Committee.

     All work performed by Eisner LLP as described above under the captions Audit Fees, Audit Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee pursuant to the provisions of the Audit Committee's charter. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal accountant's independence.


                                 PROPOSAL THREE

  TO APPROVE THE ISSUANCE OF AN AGGREGATE OF 100,000 SHARES OF OUR COMMON STOCK
        TO CERTAIN OF OUR EXECUTIVE OFFICERS PURSUANT TO THEIR EMPLOYMENT
                                   AGREEMENTS

     In April 2002, the Company entered into an employment agreement with Robert Schmertz pursuant to which Mr. Schmertz agreed to serve as President of Steve Madden Wholesale Womens Division and Brand Manager for Steven Madden, Ltd. Under the terms of Mr. Schmertz's employment agreement, which are set forth above under "Employment Agreements with Certain Executive Officers" subject to Mr. Schmertz's continuous employment by the Company from April 1, 2002 through June 30, 2005, Mr. Schmertz will be entitled to receive 50,000 shares of Common Stock. Under the terms of his employment agreement, Mr. Schmertz's receipt of such shares is subject to the receipt of stockholder approval. The Company has set aside reserves totaling $785,000 against this contingent liability and intends to pay Mr. Schmertz in cash in the event Proposal 3 is not approved.

     In October 2002, the Company entered into an employment agreement with Harry Chen pursuant to which Mr. Chen agreed to serve as President of the Madden Mens Division commencing on January 1, 2003 and ending on June 30, 2005. Under the terms of Mr. Chen's employment agreement, subject to Mr. Chen's continuous employment by the Company from January 1, 2003 through June 30, 2005, Mr. Chen will be entitled to receive 50,000 shares of Common Stock. Under the terms of his employment agreement, Mr. Chen's receipt of such shares is subject to the receipt of stockholder approval. The Company has set aside reserves totaling $825,000 against this contingent liability and intends to pay Mr. Chen in cash in the event Proposal 3 is not approved.

     Although these stock grants will have the effect of diluting our other shareholders, we believe that these stock grants are important to our ability to retain these experienced executive officers and will provide them an incentive and inducement to contribute to the success of the Company and to remain in the continuous employ of the Company. The Company's proposed stock grants to Mr. Schmertz and Mr. Chen will provide these executive officers with the opportunity to profit from any rise in the market value of our Common Stock.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR the approval of the issuance of shares of Common Stock to each of Mr. Schmertz and Mr. Chen. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the approval of the issuance of shares of Common Stock to each of Mr. Schmertz and Mr. Chen.

                                  OTHER MATTERS

     At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.


                      STOCKHOLDER PROPOSALS AND SUBMISSIONS
                      FOR THE COMPANY'S 2006 ANNUAL MEETING

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2006 Annual Meeting must do so no later than December 28, 2005.

     In addition, in accordance with Article I, Section 7(f) of the Company's Amended & Restated By-Laws, in order to be properly brought before the 2006 Annual Meeting, a matter must be (i) specified in the notice of such meeting given by or at the direction of the Board of Directors (or any duly authorized committed thereof), (ii) otherwise properly brought before such meeting by or at the direction of the Board of Directors (or any duly authorized committed thereof) or (iii) specified in a written notice given by a stockholder of record on the date of the giving of the notice and on the record date for such meeting, which notice conforms to the requirements of Article I, Section 7(f) of the Amended & Restated By-Laws and is delivered to, or mailed and received at, the Company's principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's 2005 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to the foregoing clause (iii) in connection with the 2005 Annual Meeting must be received no later than January 27, 2006 and no earlier than December 28, 2005.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.


                                         STEVEN MADDEN, LTD.



April 27, 2005                           By: /s/ JAMIESON A. KARSON
                                             -----------------------------
                                             Jamieson A. Karson
                                             Chief Executive Officer

STEVEN MADDEN, LTD.                                                        PROXY

                               STEVEN MADDEN, LTD.

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING ONE OF THE BOXES ([FOR] [WITHHOLD AUTHORITY] [AGAINST] OR [ABSTAIN]) NEXT TO EACH OF THE PROPOSALS

     The undersigned stockholder of Steven Madden, Ltd. (the "Company") hereby appoint(s) Jamieson A. Karson and Arvind Dharia, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, on May 27, 2005, and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 15, 2005, in accordance with the directions indicated herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO. 1, 2 and 3.

1)       ELECTION OF DIRECTORS
         ---------------------

         VOTE

         [ ] FOR ALL nominees listed below EXCEPT as marked to the contrary below

         [ ] WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

Jamieson A. Karson, Jeffrey Birnbaum, Marc Cooper, Harold Kahn, John L. Madden, Peter Migliorini, Thomas H. Schwartz, Awadhesh Sinha and Walter Yetnikoff.

2)       RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY'S
         --------------------------------------------------------------
         INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005
         -----------------------------------------------------------------

         [ ]      FOR the ratification of the selection of Eisner LLP

         [ ]      AGAINST

         [ ]      ABSTAIN

3)       APPROVAL OF THE ISSUANCE OF SHARES TO MR. SCHMERTZ AND MR. CHEN
         ---------------------------------------------------------------

         [ ]      FOR the issuance of shares to Mr. Schmertz and Mr. Chen

         [ ]      AGAINST the issuance of shares to Mr. Schmertz and Mr. Chen

         [ ] FOR the issuance of shares to Mr. Schmertz and AGAINST the issuance of shares to Mr. Chen

         [ ] FOR the issuance of shares to Mr. Chen and AGAINST the issuance of shares to Mr. Schmertz

         [ ]      ABSTAIN

     THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NINE (9) NOMINEES NAMED IN
ITEM 1, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2005 IN ITEM 2, (3) FOR THE ISSUANCE OF SHARES TO MR. SCHMERTZ AND MR. CHEN IN ITEM 3 AND (4) IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

     In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

     Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STEVEN MADDEN, LTD.

Dated:
       ---------------------------




                                                --------------------------------
                                                Signature




                                                --------------------------------
                                                Signature if jointly owned:




                                                --------------------------------
                                                Print name:

     Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE